Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release	Contact:
Peter Walsh
FactSet Research Systems Inc.
FOR IMMEDIATE RELEASE	203.810.1000

FactSet Research Systems Reports 22% Revenue Growth for the Fourth Quarter of Fiscal 2007

Norwalk, Connecticut – September 25, 2007 – FactSet Research Systems Inc. (NYSE: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced its results for the fourth quarter of fiscal 2007.

For the quarter ended August 31, 2007, revenues increased to $129.5 million, up 23.1% compared to the prior year. On a constant currency basis, revenue growth was 22.2%. Operating income for the fourth quarter rose 28.2% to $42.7 million from $33.3 million in the same period of fiscal 2006. Net income advanced to $30.7 million as compared to $23.4 million a year ago. Diluted earnings per share increased to $0.60, up from $0.46 in the same period of fiscal 2006. Included in the just completed fourth quarter were income tax benefits of $1.1 million or $0.02 per diluted share related to prior periods, as FactSet began to include a benefit from the repatriation of foreign earnings to the U.S. The fourth quarter of fiscal 2006 included income tax benefits of $1.4 million or $0.03 per share primarily from the conclusion of an audit of the Company’s U.S. federal income tax returns for fiscal years 2003 and 2004.

Consolidated Statements of Income

(Condensed and Unaudited)

	Three Months Ended August 31,			Twelve Months Ended August 31,
(In thousands, except per share data)	2007	2006	Change	2007	2006	Change
Revenues	$129,532	$105,216	23.1%	$475,801	$387,350	22.8%
Total operating expenses	86,864	71,928	20.8%	320,710	266,062	20.5%
Income from operations	42,668	33,288	28.2%	155,091	121,288	27.9%
Net income	30,716	23,443	31.0%	109,567	82,916	32.1%
Diluted earnings per common share	$0.60	$0.46	30.4%	$2.14	$1.64	30.5%
Diluted weighted average common shares	51,076	50,884		51,284	50,592

Philip A. Hadley, Chairman and CEO said, “We are pleased to mark another milestone during the fourth quarter by surpassing $500 million in subscriptions. Our broad-based growth continued during the quarter and was the key to accelerating our revenue growth rate 200 basis points to 22% during fiscal 2007.”

Fourth Quarter Financial Highlights

Subscriptions increased $27.7 million during the quarter and were up $27.0 million excluding currency. On a constant currency basis, subscriptions advanced $92.5 million over the last twelve months, up 21.9% and were $516.9 million as of August 31, 2007. Of this total, subscriptions from FactSet’s domestic operations were $359.9 million, while overseas operations were $157.0 million. Demand for FactSet’s services continued unabated. Users rose to 35,000, up from 33,300 at the beginning of the quarter. Client count was 1,953 as of August 31, a net increase of 39 clients during the quarter.

“Subscriptions” at any given point in time represent the forward-looking revenues for the next 12 months from all subscription services currently being supplied to clients.

Other financial and operational highlights of the fourth quarter of fiscal 2007 include:

•	Client retention rate remained above 95%.

•	U.S. revenues were $91.1 million for the three months ended August 31, 2007. Excluding non-subscription revenues, the growth rate was 22.0%.

•	Revenues from non-U.S. operations increased 23.9% to $38.4 million. On a constant currency basis and excluding non-subscription revenues, revenues from non-U.S. operations advanced 21.6%.

•	Non-subscription revenues were $2.4 million, including workstations used by summer interns (see page 7)

•	540 clients, consisting of 4,700 users, subscribed to the PA 2.0 application at quarter-end.

•	Free cash flow was $43.0 million, up 45% over the year ago quarter.

•	Capital expenditures, net of landlord contributions for construction, were $11.4 million. Expenditures for computer equipment were $6.4 million and the remainder was for office space expansion.

•

In August 2007, the Company granted 1.5 million employee stock options. Like fiscal 2006, up to 63% of the options granted vest if performance metrics are achieved in future fiscal years. Achievement of performance criteria could result in incremental stock option expense in future quarters.

•	The Company repurchased 726,000 shares for $46.0 million. At August 31, 2007, $57.2 million is authorized for future repurchases. Common shares outstanding at August 31, 2007 was 48.3 million.

•	The Company paid its quarterly cash dividend of $0.12 per share on September 18, 2007 to holders of record of FactSet’s common stock on August 31, 2007.

Fiscal 2007 Highlights

•	Revenues increased 22.8% to $475.8 million.

•	Net income grew 32.1% to $109.6 million.

•	Diluted earnings per share increased 30.5% to $2.14.

•	Free cash flow for fiscal 2007 was $116.7 million, up 20% over the prior year.

•	Employee count as of August 31, 2007 was 1,653, up 23% since the beginning of the fiscal year.

•	FactSet increased its quarterly dividend 100% from $0.06 to $0.12 per share in May 2007.

•	Capital expenditures, net of $2.9 million of landlord contributions, were $36.4 million for fiscal 2007.

•	New lease agreements were executed to support operations in New York, Virginia, London and Connecticut. In New York, five office locations were consolidated into one.

•	Joseph R. Zimmel, a retired Managing Director of Goldman, Sachs & Co., was elected to FactSet’s Board of Directors.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of September 25, 2007. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

First Quarter Fiscal 2008 Expectations

•	Revenues are expected to range between $131 million and $135 million. This includes a $1.2 million reduction primarily from workstations sold to summer interns only in the fourth quarter.

•	Operating margins are expected to range between 31.5% and 33.0%.

•	The effective tax rate is expected to range between 34.0% and 35.0%.

Full Year Fiscal 2008

Capital expenditures, net of landlord contributions, are expected to range between $38 million and $44 million. This includes the enhancement of FactSet’s data centers by upgrading to Hewlett Packard Integrity mainframes.

Forward looking statements

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues,” “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

Conference Call

The Company will host a conference call today, September 25, 2007 at 11:00 a.m. (EST) to review the fourth quarter fiscal 2007 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-two locations worldwide, including Boston, New York, Chicago, San Mateo, London, Frankfurt, Paris, Milan, Tokyo, Hong Kong, and Sydney.

FactSet Research Systems Inc.
Consolidated Statements of Financial Condition

(In thousands and unaudited)	August 31, 2007	August 31, 2006
ASSETS
Cash and cash equivalents	$168,834	$126,549
Investments	17,388	16,641
Receivables from clients and clearing broker, net	59,579	59,190
Deferred taxes	2,808	1,600
Other current assets	3,723	3,000

Total current assets	252,332	206,980
Property, equipment, and leasehold improvements, net	78,945	59,812
Goodwill	146,187	141,354
Intangible assets, net	36,789	43,074
Deferred taxes	7,211	3,554
Other assets	2,286	2,454

Total assets	$523,750	$457,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$23,461	$18,110
Accrued compensation	30,105	21,407
Deferred fees	25,730	25,322
Dividends payable	5,802	2,933
Taxes payable	5,552	9,689
Note payable	—	1,840

Total current liabilities	90,650	79,301
Deferred taxes	6,450	8,536
Deferred rent and other non-current liabilities	17,339	10,703

Total liabilities	114,439	98,540
Stockholders’ Equity
Common stock	562	554
Capital in excess of par value	162,561	130,033
Retained earnings	469,880	377,846
Treasury stock	(233,372)	(153,073)
Accumulated other comprehensive income	9,680	3,328

Total stockholders’ equity	409,311	358,688

Total liabilities and stockholders’ equity	$523,750	$457,228

FactSet Research Systems Inc.
Consolidated Statements of Income

	Three Months Ended August 31,		Twelve Months Ended August 31,
(In thousands, except per share data and unaudited)	2007	2006	2007	2006
Revenues	$129,532	$105,216	$475,801	$387,350
Operating expenses
Cost of services	41,697	32,623	152,797	121,352
Selling, general and administrative	45,167	39,305	167,913	144,710

Total operating expenses	86,864	71,928	320,710	266,062

Income from operations	42,668	33,288	155,091	121,288
Other income	2,358	1,420	7,785	4,744

Income before income taxes	45,026	34,708	162,876	126,032
Provision for income taxes	14,310	11,265	53,309	43,116

Net income	$30,716	$23,443	$109,567	$82,916

Basic earnings per common share	$0.63	$0.48	$2.24	$1.70

Diluted earnings per common share	$0.60	$0.46	$2.14	$1.64

Weighted average common shares (Basic)	48,669	48,959	48,873	48,688

Weighted average common shares (Diluted)	51,076	50,884	51,284	50,592

FactSet Research Systems Inc.

Consolidated Statements of Cash Flows

	Twelve Months Ended August 31,
(In thousands and unaudited)	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$109,567	$82,916
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	28,560	24,256
Stock-based compensation expense	9,163	8,391
Deferred income taxes	(7,189)	505
Net gain realized on sale of available-for-sale securities	(62)	—
Gain on sale of Company-owned real estate	—	(1,342)
Changes in assets and liabilities, net of effects of acquisitions
Receivables from clients and clearing broker, net	(249)	(4,008)
Accounts payable and accrued expenses	5,213	(2,997)
Accrued compensation	8,523	1,163
Deferred fees	1	6,032
Taxes payable	(4,153)	3,497
Deferred rent	3,559	1,169
Landlord contributions	2,892	548
Other working capital accounts, net	123	692

Net cash provided by operating activities	155,948	120,822

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	—	(28,280)
Proceeds from sales of investments	17,213	83,683
Purchases of investments	(17,955)	(83,745)
Proceeds from sale of Company-owned real estate	—	2,910
Purchases of property, equipment and leasehold improvements	(39,251)	(23,689)

Net cash used in investing activities	(39,993)	(49,121)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(14,654)	(10,043)
Repurchase of common stock	(80,299)	(16,253)
Repayment of note	(2,258)	—
Proceeds from employee stock plans	15,572	16,629
Income tax benefits from stock option exercises	7,393	5,614

Net cash used in financing activities	(74,246)	(4,053)
Effect of exchange rate changes on cash and cash equivalents	576	(556)

Net increase in cash and cash equivalents	42,285	67,092
Cash and cash equivalents at beginning of period	126,549	59,457

Cash and cash equivalents at end of period	$168,834	$126,549

Supplementary Schedule to the Fourth Quarter Earnings Press Release

To aid an investor’s ability to make more precise interpretations of FactSet’s financial results, the supplementary schedule below summarizes revenues related to services that are not included in the calculation of FactSet’s subscription value. Although the impact individually and in the aggregate has been immaterial to FactSet’s annual results, this table might enhance an investor’s overall understanding of quarterly revenues.

Non-Subscription Revenues

	Non-subscription revenues (1)
(In thousands and unaudited)	Fiscal 2007	Fiscal 2006	$ Change	% Change
Q1	$733	$463	$270	58%
Q2	2,585	620	1,965	317
Q3	1,344	1,138	206	18
Q4	2,446	1,704	742	44

Total	$7,108	$3,925	$3,183	81%

(1)	Revenues from workstations purchased for use by summer interns and for FactSet services that are not sold on a subscription basis are excluded from FactSet’s reported annual subscription value. The aforementioned amounts were included in FactSet’s reported revenues each quarter.